UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2006

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 17, 2006, Pacific Biometrics, Inc. entered into a share repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of common stock pursuant to our previously announced share repurchase authorization by our Board of Directors (the "Repurchase Plan"). The Repurchase Plan allows our broker to repurchase shares of our common stock on our behalf at times when we would ordinarily be prevented from doing so because of insider trading regulations or self-imposed trading blackout periods.
Subject to the terms and limitations specified in the Repurchase Plan and under Rule 10b5-1, as well as trading conditions established under Rule 10b-18, the Repurchase Plan authorizes Feltl and Company, the broker who is the other party to the Repurchase Plan, to repurchase shares of our common stock on our behalf, up to an aggregate total of $500,000 (excluding broker commissions). Purchases under the Repurchase Plan must also be made in compliance with SEC Rule 10b-18. Prior to the effective date of the Repurchase Plan there have been no repurchases by the Company. We cannot predict the timing or amount of repurchases that may be made under the Repurchase Plan, and the entire $500,000 may not be repurchased.

The broker is authorized to make share repurchases under the Repurchase Plan until the earliest to occur of (i) aggregate purchases reach $500,000, (ii) we give notice of termination to the broker, or (iii) the close of business on August 31, 2007. We may terminate the Repurchase Plan at any time. The Repurchase Plan may be amended by agreement of both parties.

Except as required by law, we do not undertake to report modifications or other activities under the Repurchase Plan.

The Repurchase Plan is intended to comply with Rule 10b5-1 and the Company’s insider trading policy. Rule 10b5-1 allows issuers and corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of company stock over a set period of time. Rule 10b-18 establishes safe harbor conditions for the time, place, manner and volume of repurchases of common stock by the issuer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

November 21, 2006	By:	/s/ Mario R. Ehlers, M.D., Ph.D.

Name: Mario R. Ehlers, M.D., Ph.D.
Title: Chief Medical Officer